Adviser / Sub-Adviser   "BlackRock Investment Management, LLC"
Nationwide Fund   "Nationwide Bond Index Fund"
Issuer   "Cardinal Health, Inc."
Underwriter   "J.P.Morgan Securities LLC"
Affiliated Participant Underwriter   "PNC Capital Markets LLC"
Aggregate Principal Purchase Amount   "$15,000,000"
Aggregate Principal Offering Amount   "$250,000,000"
Commission or % of Offering   "0.650%"
Purchase Date   "5/16/12"

Adviser / Sub-Adviser   "BlackRock Investment Management, LLC"
Nationwide Fund   "Nationwide Bond Index Fund"
Issuer   "Moody's Corporation"
Underwriter   "Citigroup Global Markets Inc."
Affiliated Participant Underwriter   "PNC Capital Markets LLC"
Aggregate Principal Purchase Amount   "$35,000,000"
Aggregate Principal Offering Amount   "$500,000,000"
Commission or % of Offering   "0.650%"
Purchase Date   "8/15/12"